Exhibit 99.1

MoSys, Inc. Reports Second Quarter 2009 Financial Results

SUNNYVALE, Calif.--(BUSINESS WIRE)--July 28, 2009--MoSys, Inc., (NASDAQ: MOSY), a leading provider of differentiated, high-density memory and high-speed interface (I/O) intellectual property (IP) for the consumer, communications, networking, storage and high-performance computing markets, today reported financial results for the second quarter ended June 30, 2009. Second quarter results include financials from Prism Circuits, Inc. following the closing of the acquisition on June 5, 2009.

Second Quarter Key Points

  Reported second quarter total revenue of $2.0 million
  Ended quarter with total cash and investments of $45.4 million
  Completed acquisition of Prism Circuits and expanded product portfolio with the addition of silicon-proven, differentiated, high speed interface IP
  Expanded growth opportunity in the networking and communications markets

Management Commentary

Commenting on the Company’s second quarter, Len Perham, MoSys’ President and Chief Executive Officer, stated, “While the second quarter was challenging due to continued instability in the macroeconomic environment, we achieved major progress towards positioning MoSys for future growth through our acquisition of Prism Circuits, a leader in high-speed parallel and serial interface IP. The acquisition significantly expands our total addressable market, accelerates our growth opportunities in networking and communications applications and brings us a world class team of experts in high speed SerDes and DDR interface technology. We’ve already made great progress integrating the teams and we recorded our first interface IP revenue during the second quarter and expect this new revenue stream to contribute significantly in the second half of 2009 and beyond. The combination of our proven 1T-SRAM memory with high speed serial I/O IP will enable us to provide a more compelling and comprehensive solution for next generation SoCs and ASICs targeted for the networking and communications markets. We are confident in our forward direction and believe this acquisition will be a catalyst to drive the company towards growth and profitability.”

Second Quarter Results

Total net revenue for the second quarter of 2009 was $2.0 million, compared with $2.6 million for the first quarter of 2009 and $3.2 million for the second quarter of 2008.

Second quarter total revenue included licensing revenue of $306,000, compared with $524,000 for the first quarter of 2009 and $667,000 for the second quarter of 2008. Royalty revenue for the second quarter was $1.7 million, which includes royalties associated with the Nintendo Wii game console. Royalty revenue decreased from the previous quarter primarily due to lower shipment volumes as inventory levels were reduced. Additionally, most production by one of our major licensees is now subject to a license agreement that provides for royalties to be reported and recognized in the quarter subsequent to shipment of the licensee’s products, instead of the shipment quarter, as was the case under the previous agreement. This has reduced the comparability of our current royalty revenue to the previous quarter’s royalty revenue of $2.0 million and the royalty revenue of $2.5 million for the second quarter of 2008.

Gross margin as determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP) was 86 percent, compared with 88 percent for the first quarter of 2009 and 74 percent for the second quarter of 2008.

Total operating expenses on a GAAP basis for the second quarter were $7.0 million, compared with $6.5 million for the previous quarter and $7.5 million for the second quarter of 2008. Second quarter operating expenses included acquisition-related costs, including legal and accounting transaction fees, amortization of intangible assets and contingent compensation expense, which totaled $611,000, a restructuring charge of $431,000 and stock-based compensation expense of $788,000.

GAAP net loss for the second quarter of 2009 was $5.1 million, or ($0.16) per share, compared with a net loss of $4.1 million, or ($0.13) per share, for the first quarter of 2009 and a net loss of $4.6 million, or ($0.14) per share, for the second quarter of 2008.

The non-GAAP net loss for the second quarter was $3.3 million, or ($0.11) per share, excluding charges related to the acquisition, restructuring and stock-based compensation. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Earnings per share for the quarter on both a GAAP and non-GAAP basis were computed using 31,198,000 shares.

Cash, cash equivalents and investments totaled approximately $45.4 million as of June 30, 2009, compared with approximately $67.5 million as of December 31, 2008. The year to date decrease in cash and investments included a $13.6 million cash payment related to the acquisition of Prism Circuits in the second quarter, as well as first quarter expenditures of approximately $1.0 million related to the exit of the analog/mixed-signal product lines and approximately $0.9 million of stock repurchases.

Second Quarter Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 1:30 p.m. Pacific time (4:30 p.m. Eastern time) to discuss the second quarter 2009 financial results and the business outlook. Investors and other interested parties may access the call by dialing 888-713-4215 in the U.S. (617-213-4867 outside of the U.S.), and entering the pass code 65553669 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for 2 business days following the call at 888-286-8010 in the U.S. (617-801-6888 outside of the U.S.), pass code of 97669678.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the income statement the effects of restructuring and asset impairment charges, stock-based compensation and the effects of certain acquisition-related charges, including amortization of acquired intangible assets, transaction costs and contingent compensation charges. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table immediately below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated July 28, 2009, that the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, benefits and performance expected from use of the Company’s embedded memory and interface technologies, the Company’s execution and results, improving operational efficiencies, expense and revenue synergies from the acquisition of Prism Circuits, growth of the business and future business prospects and the estimated cost savings from restructuring plans.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited to, customer acceptance of our proprietary embedded memory and interface technologies, the timing and nature of the license agreements to be entered into with our customers and their requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products, ease of manufacturing and yields of devices incorporating our proprietary technologies, our ability to enhance our existing proprietary technologies and develop new technologies, the level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time, the vigor and growth of markets served by our licensees and customers and operations of the Company and other risks identified in the Company’s most recent reports on form 10-K and form 10-Q filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

Founded in 1991, MoSys (NASDAQ: MOSY), develops, markets and licenses differentiated embedded memory and high speed parallel and serial interface IP for advanced SoC designs. MoSys’ patented 1T-SRAM and 1T-FLASH memory technologies offer a combination of high density, low power consumption, high speed and low cost advantages that are unmatched by other available memory technologies for a variety of home entertainment, mobile consumer, networking and storage applications. MoSys’ silicon-proven interface IP portfolio includes DDR3/2 Combo PHYs, as well as SerDes IP that support data rates from 1 Gigabit per second (Gbps) to 10 Gbps, across a wide range of standards, including PCI-Express, XAUI, SATA, USB and 10G KR. MoSys is headquartered at 755 N. Mathilda Avenue, Sunnyvale, California 94085. More information is available on MoSys' website at http://www.mosys.com.

MoSys and 1T-SRAM are registered trademarks of MoSys, Inc. 1T-FLASH™ is a trademark of MoSys, Inc.

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net Revenue
Licensing	$306	$667	$830	$1,099
Royalty	1,675	2,528	3,717	4,913
Total net revenue	1,981	3,195	4,547	6,012

Cost of Net Revenue
Licensing	276	833	596	1,313
Total cost of net revenue	276	833	596	1,313

Gross Profit	1,705	2,362	3,951	4,699

Operating Expenses
Research and development	4,072	4,541	7,901	8,837
Selling, general and administrative	2,461	2,926	4,878	6,282
Restructuring charge	431	-	706	-
Total operating expenses	6,964	7,467	13,485	15,119

Loss from operations	(5,259)	(5,105)	(9,534)	(10,420)

Other income, net	151	561	354	1,635
Loss before income taxes	(5,108)	(4,544)	(9,180)	(8,785)

Provision for income taxes	(26)	(46)	(33)	(89)

Net loss	$(5,134)	$(4,590)	$(9,213)	$(8,874)

Net loss per share
Basic and diluted	($0.16)	($0.14)	($0.29)	($0.28)

Shares used in computing net loss per share
Basic and diluted	31,198	31,703	31,261	31,690

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

GAAP net loss	$(5,134)	$(4,590)	$(9,213)	$(8,874)
Stock-based compensation expense
- Cost of net revenue	40	151	72	231
- Research and development	279	356	453	729
- Selling, general and administrative	469	826	710	1,639
Total stock-based compensation expense	788	1,333	1,235	2,599

Restructuring charge (1)	431	-	706	-
Amortization of intangible assets (2)	177	197	177	394
Acquisition-related transaction costs (3)	300	-	300	-
Acquisition-related contingent compensation charges (4)	134	-	134	-

Non-GAAP net loss	$(3,304)	$(3,060)	$(6,661)	$(5,881)

GAAP net loss per share	($0.16)	($0.14)	($0.29)	($0.28)
Reconciling items
- Stock-based compensation expense	0.03	0.03	0.04	0.08
- Restructuring charge (1)	0.01	-	0.02	-
- Amortization of intangible assets (2)	-	0.01	0.01	0.01
- Acquisition-related transaction costs (3)	0.01	-	0.01	-
- Acquisition-related contingent compensation charges (4)	-	-	-	-

Non-GAAP net loss per share: Basic and diluted	($0.11)	($0.10)	($0.21)	($0.19)

Shares used in computing non-GAAP net loss per share
Basic and diluted	31,198	31,703	31,261	31,690

(1) Q2 09 charges, included in research and development expenses, related to the closure of the Korea office and lease contract termination costs.
(2) Non-cash charges for amortization of intangibles arising from acquired assets, included in research and development expenses.
(3) Charges primarily related to legal and accounting fees incurred from the acquisition of Prism Circuits, Inc. These charges are included in selling, general and administrative expenses.
(4) Compensation charges, included in research and development expenses, were for contingent compensation arising from the acquisition of Prism Circuits, Inc.

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30,	December 31,
	2009	2008

Assets
Current assets:
Cash, cash equivalents and investments	$ 25,055	$ 44,075
Accounts receivable, net	1,030	688
Unbilled contract receivables	2,515	428
Prepaid expenses and other assets	2,236	2,158
Total current assets	30,836	47,349

Long-term investments	20,385	23,395
Property and equipment, net	1,097	958
Goodwill (1)	22,584	12,326
Intangible assets, net (2)	5,903	-
Other assets	1,507	1,905
Total assets	$ 82,312	$ 85,933

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 401	$ 167
Accrued expenses and other liabilities	1,914	2,235
Accrued restructuring liabilities	473	1,004
Deferred revenue	1,937	639
Total current liabilities	4,725	4,045

Long-term liabilities (3)	4,684	-

Stockholders' equity	72,903	81,888

Total liabilities and stockholders’ equity	$ 82,312	$ 85,933

(1) Includes $10.3 million arising from the acquisition of Prism Circuits, Inc.
(2) Represents intangible assets, net of amortization, recorded from the acquisition of Prism Circuits, Inc.

(3) Represents the liability for future payment of the earn-out from the acquisition of Prism Circuits, Inc., reduced by $1.9 million that will be recognized as compensation expense over 12 months, if the applicable earn-out provisions are met.

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, 408-731-1800
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, 972-239-5119 ext. 126
Sr. Acct. Manager
btwing@sheltongroup.com